Eden Bioscience Announces Resignation of President and Chief Financial Officer

BOTHELL, WA -- 09/09/2008 -- Eden Bioscience Corporation (NASDAQ: EDEN) announced today that President and Chief Financial Officer Bradley S. Powell will resign from the Company effective as of September 30, 2008, to pursue another career opportunity. The Board of Directors will be conducting a search for a potential candidate to fill these positions.

William Weyerhaeuser, Chairman of Eden Bioscience, said: "We very much appreciate Brad's years of service and many contributions to the Company, and we wish him success with his new opportunity."

About Eden Bioscience

Eden Bioscience's business strategy is to sell harpin protein-based products to the home and garden market and use its available cash and any revenue generated from its home and garden business to explore whether there may be opportunities to realize potential value from its remaining business assets, primarily its tax loss carryforwards. Our headquarters are at 14522 NE North Woodinville Way, Woodinville, WA 98072, 425-806-7300; www.edenbio.com.

CONTACT
Bradley S. Powell
Eden Bioscience
425-984-2120
fax: 425-806-7400
investorinfo@edenbio.com